Exhibit 10.6

11 October, 2006

Aspen Insurance Limited
Attn Bryan Astwood
Maxwell Roberts Building
1 Church Street
Hamilton
HM 11
Bermuda

Dear Sirs

(1) Reinsurance Deposit Agreement (Charge Form – Citibank, N.A. as Custodian) (Form 12) registered against Aspen Insurance Limited by and in favour of Citibank Ireland Financial Services plc (whose name has since been changed to Citibank Europe plc) dated 15 December 2003; and (2) Pledge Agreement dated 17 January 2006, registered against Aspen Insurance Limited by and in favour of Citibank Ireland Financial Services plc (now Citibank Europe plc) (by way of Assignment Agreement dated October 11, 2006), (respectively the ‘‘Reinsurance Deposit Agreement’’ and the ‘‘Pledge Agreement’’) and each as may be from time to time amended, varied, supplemented, novated or assigned as the case may be.

With reference to the Reinsurance Deposit Agreement, we write to record that you and we have agreed that Schedule Two thereto shall be replaced by the form set out in Annex One to this letter.

With reference to the Pledge Agreement, without prejudice to the provisions of Section 2, Section 6(k) shall be deleted in its entirety and replaced by the following:-

‘‘The Pledgor shall cause Securities of the type specified in Schedule I to be pledged as Collateral so that at all times the fair market value of such Securities shall equal or exceed (i) an amount equal to 111. 111111% of the aggregate amount of the then outstanding Credits where the Collateral provided in respect of such Credits comprises Tranche 1 Financial Assets (ii) an amount equal to 117.647% of the aggregate amount of the then outstanding Credits where the Collateral provided in respect of such Credits comprises Tranche 2 Financial Assets and without limiting the foregoing, if at any time the Pledgor is not in compliance with the requirements of this subsection (k), the Pledgor shall forthwith cause additional Securities of the type specified in Schedule I (whether Tranche 1 and/or Tranche 2 Financial Assets as required) to be held as Collateral pursuant to Section 2 to the extent required to cause the Pledgor to be in compliance with this subsection (k).’’

With reference to the above Pledge Agreement, without prejudice to the provisions of Sections 2 and 6(k) (the latter as amended herein), Schedule 1 thereto shall be replaced by the form set out in Annex Two to this letter.

Save as expressly provided in this letter, the provisions of the Reinsurance Deposit Agreement and the Pledge Agreement shall remain in full force and effect.

Please counter-sign and return the enclosed copy of this letter.

Yours faithfully

/s/ Phil Arch
for Citibank Europe plc

We hereby confirm our agreement to the above.

Dated:    October 11, 2006

Signed:

/s/ David Skinner

for and on behalf of

ASPEN INSURANCE LIMITED

ANNEX ONE

REINSURANCE DEPOSIT AGREEMENT (CHARGE FORM – CITIBANK, N.A. AS CUSTODIAN) (FORM 12)

SCHEDULE TWO

For the purposes of Clause 3(a)(i):

1.	The figure of ‘‘100%’’ specified in Clause 3(a)(i)(1) shall be replaced by the figure of not less than 0% (zero percent) such that there shall be no minimum percentage requirement; provided that there shall be for the time being be in full force and effect the Pledge Agreement of 17 January 2006 made by the Chargor in favour of the Bank (by way of Assignment Agreement dated Ocotber 11, 2006).

2.	A Reinsurance Deposit may be in any currency which is acceptable to the Bank and which is freely transferable and convertible into U.S. dollars. Where, after a Reinsurance Deposit has been established, the currency of all or a portion thereof ceases to be acceptable to the Bank, the Bank may require that such Reinsurance Deposit or such portion thereof be converted into or re-established in another currency acceptable to the Bank and may instruct the Custodian to so convert or re-establish such deposit. The Bank is irrevocably authorised (without reference to us) to so instruct the Custodian.

3.	Where a Reinsurance Deposit or a portion thereof is denominated in the same currency as a Credit (the ‘‘Credit Currency’’), the Reinsurance Deposit or such portion thereof shall have a value of 100% of its value in the relative Credit Currency; and for this purpose the Bank (and the Custodian) shall notionally match each Credit with a Reinsurance Deposit or a portion thereof denominated in the relative Credit Currency.

4.	Where a Reinsurance Deposit or a portion thereof is denominated in a currency other than the relative Credit Currency, both the proportion specified above of the face value of the Credit (the ‘‘Required Value’’) (or, where only a portion of the Reinsurance Deposit is in the relative Credit currency, the balance of the Required Value remaining unmatched) and the Reinsurance Deposit or such portion thereof shall be notionally converted into a common base currency (as the Bank may in its discretion determine); and following such notional conversion the Reinsurance Deposit or such portion thereof shall suffer a deduction of the Relevant Percentage, to cover exchange movements that may from time to time affect the value of the underlying unmatched Reinsurance Deposit or a portion thereof and the contingent obligations to which it relates.

5.	The ‘‘Relevant Percentage’’ means:

(a)	where a Reinsurance Deposit or a portion thereof is denominated in U.S. dollars, Canadian dollars or Sterling, 10%;

(b)	where a Reinsurance Deposit or a portion thereof is denominated in Euro, Swiss francs or Japanese yen, 15%; and

(c)	where a Reinsurance Deposit or a portion thereof is denominated in any other currency, 25%.

6.	For the purposes of each notional conversion to be effected hereunder the provisions of Clause 14(a) shall apply mutatis mutandis.

ANNEX TWO

PLEDGE AGREEMENT

SCHEDULE 1

Securities or Other Assets Acceptable as Financial Assets can comprise Securities as set out in, and subject to the limitations of, Tranche 1 and/or Tranche 2 below, it being understood that different margins apply to each Tranche as set out in Section 6(k) of this Agreement.

Tranche 1

Up to a maximum of USD 300,000,000 (Three Hundred Million United States Dollars) can be secured by:-

Securities issued by the US government or its agencies (whose debt obligations are fully and explicitly guaranteed as to the timely payment of principal and interest by the full faith and credit of the US government) or the central government of an OECD (Organisation for Economic Co-operation and Development) country, in each case rated AA or AA equivalent or better.

Tranche 2

Up to a maximum of USD 150,000,000 (One Hundred and Fifty Million United States Dollars) can be secured by:-

Securities issued by Corporations, each rated A- or A- equivalent or better (and not more than 10% by value of the Charged Portfolio shall be represented by Securities issued by any one issuer and each bond within the Charged Portfolio shall mature not more than 10 years after the date on which it comes within the Charged Portfolio) provided that at all times the average rating of such Securities held within the Charged Portfolio is rated at least AA- or AA- equivalent or better.

The Required Value is USD 58, 391,000 (Fifty Eight Million and Three Hundred and Ninety One Thousand United States Dollars)